EXHIBIT 4.1

SDRC/T. D. TECHNOLOGIES, INC.

1996 INCENTIVE STOCK OPTION PLAN

Approved and adopted by the T. D. Technologies, Inc. Board of Directors and Shareholders on November 16, 1996. Amended and adopted by Structural Dynamics Research Corporation on September 22, 1999, the date TDT Acquisition Corporation, a subsidiary of Structural Dynamics Research Corporation, merged with and into T.D. Technologies, Inc.

1. Definitions. As used in this Incentive Stock Option Plan of T. D. Technologies, Inc., the following terms shall have the following meanings:

a. "Board" shall mean the Company's Board of Directors.

b. "Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

c. "Company" shall mean Structural Dynamics Research Corporation.

d. "Fair Market Value" shall mean the value of a share of Stock of the Company on any date as determined by the Board.

e. "Grant Date" shall mean the date on which an Option is granted.

f. "Incentive Stock Option" shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

g. "Option" shall mean an option, granted under the Plan, to purchase shares of the Stock.

h. "Option Agreement" shall mean an agreement between the Company and an Optionee, setting forth the terms and conditions of an Option.

i. "Option Price" shall mean the price per share of the Stock to be paid by an Optionee upon exercising an Option under this Plan.

j. "Option Share" shall mean any share of the Stock transferred to an Optionee upon exercise of an Option pursuant to this Plan.

k. "Optionee" shall mean a person to whom an Option shall have been granted under this Plan.

l. "Plan" shall mean this Incentive Stock Option Plan of the Company as it may be amended from time to time.

m. "Stock" shall mean the common stock, no par value, of the Company.

n. "TDT" shall mean T.D. Technologies, Inc.

2. Purpose. This Plan is intended to continue the benefits provided to participants in the TDT 1996 Incentive Stock Option Plan after the merger of TDT with the Company.

3. Term of the Plan. No additional Options shall be granted under this Plan.

4. Stock Subject to the Plan. Subject to adjustments as provided in Section 14 of this Plan, at no time shall the sum of (i) the number of shares of the Stock then outstanding which are attributable to the exercise of Options granted under this Plan, and (ii) the number of shares of the Stock then issuable upon exercise of outstanding Options granted under this Plan exceed 160,000 shares. Shares to be issued upon the exercise of Options granted under this Plan may be either authorized but unissued or shares held in treasury. If any Option expires or terminates for any reason without having been exercised in full, the shares not purchased thereunder shall again be available for Options thereafter to be granted under this Plan.

5. Administration. This Plan shall be administered by the Compensation Committee of the Board having such powers as shall be specified by the Board. Subsequent references herein to the Board shall also refer to the Compensation Committee, as appropriate. Subject to the provisions of this Plan, the Board shall also have complete authority to interpret this Plan, to determine the terms and provisions of the respective Option Agreements (which need not be identical), to decide all questions and settle all controversies and disputes which may arise in connection with this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Board's determinations on the matters referred to in this Section 5 shall be conclusive and binding on all persons concerned.

6. Special Limitation on Exercise. Notwithstanding anything to the contrary contained in this Plan, the aggregate fair market value of the shares of Stock with respect to which Incentive Stock Options granted under this Plan are exercisable for the first time by any employee during any calendar year shall not exceed $100,000. For purposes of this Section 6, the fair market value of the share of Stock for which any such Incentive Stock Option is granted shall be determined as of the time of the granting of such Incentive Stock Option.

7. Exercise of Option. Each exercise of an Option hereunder may be effected only by giving written notice, in the manner provided in Section 15 hereof, of intent to exercise the Option, specifying the number of shares as to which the Option is being exercised, and accompanied by full payment of the Option Price for the number of shares then being acquired. Such payment shall be made in cash, by certified or bank check payable to the order of the Company, credit to the Company's account at a financial or brokerage institution on the date of exercise, promissory note secured by the Stock if authorized by the Board, or, if the Option so provides, (i) in shares of the Stock having an aggregate Fair Market Value, at the time of such payment, equal to the total Option Price for the number of shares of the Stock for which payment is then being made, or (ii) partly in cash or by certified or bank check payable to the order of the Company and the balance in shares of the Stock having an aggregate Fair Market Value, at the time of such payment, equal to the difference between the total Option Price for the number of shares of the Stock for which payment is then being made and the amount of the payment in cash or by certified or bank check; provided, however, that no part of the purchase price for any shares of the Stock being purchased pursuant to an exercise of an Option shall be paid in shares of the Stock which were previously acquired by the Optionee pursuant to an earlier exercise of such Option, or pursuant to the exercise of another incentive stock option granted by the Company if the previously acquired shares have been held by the Optionee for less than two years since the date of the granting of such other option to Optionee or for less than one year since the transfer to Optionee of such previously acquired shares. The determination of such aggregate Fair Market Value shall be made by the Board, whose determination in this regard shall be final and binding on all concerned.

Receipt by the Company of such notice and payment shall, for purposes of this Plan, constitute exercise of the Option or a part thereof. Within twenty days thereafter, the Company shall deliver to cause to be delivered to the Optionee a certificate or certificates for the number of shares of the Stock then being purchased. Such shares shall be fully paid and nonassessable.

8. Transferability of Options. Each Option granted hereunder shall not be transferable by the Optionee other than by will or the laws of descent and distribution. From and after the death of an Optionee, each Option held by such Optionee at his death, to the extent then exercisable, may be exercised prior to its termination by the person(s) to whom the Optionee's option rights pass by will or by the applicable laws of descent and distribution.

9. Termination of Employment. In the event that an Optionee's employment is terminated for any reason (voluntary or involuntary), each Option then held by that Optionee shall expire to the extent not previously exercised upon the later of: (i) ten days after the effective date of the Form S-8 filed with the Securities and Exchange Commission related to the Plan as amended by the Company; or (ii) ten days after such Optionee's employment is terminated, except that:

a. If the Optionee is on military, sick leave or other bona fide leave of absence (such as temporary employment by the federal government), his or her employment relationship will be treated as continuing intact if the period of such leave does not exceed 90 days, or, if longer, so long as the Optionee's right to reemployment is guaranteed either by statute or by contract. Otherwise, the Optionee's employment will be deemed to have terminated on the 91st day of such leave.

b. If the Optionee's employment is terminated by reason of his or her retirement, each Option then held by the Optionee, to the extent exercisable at retirement, may be exercised by the Optionee at any time within three months after retirement unless terminated earlier by its terms.

c. If the Optionee's employment is terminated by reason of his or her death, each Option then held by the Optionee, to the extent exercisable at the date of death, may be exercised at any time within one year after that date (unless terminated earlier by its terms) by the person(s) to whom the Optionee's option rights pass by will or by the applicable laws of descent and distribution.

d. If the Optionee's employment is terminated by reason of his or her becoming permanently and totally disabled, each Option then held by the Optionee, to the extent exercisable upon the occurrence of permanent and total disability, may be exercised by the Optionee at any time within one year after such occurrence unless terminated earlier by its terms. For purposes hereof, an individual shall be deemed to be "permanently and totally disabled" if Optionee has any impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. Any determination of permanent and total disability shall be made in good faith by the Company on the basis of a report signed by a qualified physician.

10. Adjustment of Number of Option Shares. Each Option Agreement shall provide that, in the event of any stock dividend payable in the Stock or any split-up or contraction in the number of shares of the Stock occurring after the date of such Agreement and prior to the exercise in full of the Option covered thereby, the number of shares subject to such Agreement and the price to be paid for each share subject to such Option shall each be proportionately adjusted. Each such Agreement shall also provide that, in case of any reclassification or change of outstanding shares of the Stock occurring after the date of such Agreement and prior to the exercise in full of the Option covered thereby, the number and kind of Stock subject to such Agreement and the price to be paid for each share subject to such Option shall each be appropriately adjusted.

11. Reservation of Stock. The Company shall at all times during the term of this Plan and of the Options granted hereunder reserve and keep available such number of shares of the Stock as will be sufficient to satisfy the requirements of this Plan and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

12. Limitation of Rights in the Option Shares. An Optionee shall not be deemed for any purpose to be a shareholder of the Company with respect to any of his or her Option Shares except to the extent that the Option covering such Shares shall have been exercised with respect thereto and, in addition, a certificate shall have been issued therefor and delivered to the Optionee. No adjustment shall be made for dividends (ordinary or extraordinary, and whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in this Plan.

13. Employment Rights. Neither the adoption, maintenance, nor operation of this Plan shall confer upon any employee of the Company or of a parent or subsidiary corporation of the Company any right with respect to the continuance of his or her employment by any of such corporations, nor shall they interfere in any way with the right of any of such corporations to terminate the employment of any employee.

14. Termination and Amendment of the Plan. The Board may at any time terminate this Plan or make such modifications to the Plan as it shall deem advisable, except that no amendment of this Plan shall

a. Increase the aggregate number of shares of Stock which may be issued under this Plan, materially increase the benefits accruing to participants in the Plan or make any change in the designation of the employees or class of employees eligible to receive Options under this Plan without the approval of the shareholders of the Company;

b. Impair the rights or increase the obligations of any Optionee under any Option theretofore granted under this Plan without the written consent of such Optionee; or

c. Cause any Option at any time granted under this Plan to fail to qualify as an incentive stock option under Section 422 of the Code.

15. Notices. Any communication or notice required or permitted to be given under this Plan shall be in writing and mailed by registered or certified mail or delivered in hand, if to the Company, to its Vice President, Secretary and General Counsel, John A. Mongelluzzo, Structural Dynamics Research Corporation, 2000 Eastman Drive, Milford, Ohio 45150, if to an Optionee, to such address as the Optionee shall last have furnished to the communicating party.